UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 30, 2014

 ELECTRONIC ARTS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-17948	94-2838567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175
(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

EA Bonus Plan Addendum for Fiscal Year 2015

On May 30, 2014, the Board of Directors (the “Board”) of Electronic Arts Inc. (“EA” or the “Company”), upon the recommendation of the Compensation Committee (the “Committee”), approved the Bonus Formula Addendum for fiscal year 2015 (the “Addendum”) pursuant to the EA Bonus Plan (the “Plan”) (with Andrew Wilson abstaining). Although EA generally expects to pay bonuses to our named executive officers pursuant to the terms of the Electronic Arts Inc. Executive Bonus Plan (the “Executive Bonus Plan”), the Board may use the criteria described below in the Addendum as a guideline to determine the final amount of the bonus awards paid to the named executive officers under the Executive Bonus Plan.

Except as modified by the Addendum, the Plan and its material features remain unchanged. A copy of the full text of the Plan was filed on November 8, 2010 as Exhibit 10.1 to EA’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

With respect to all employees, other than the Company’s Chief Executive Officer, the terms of the Addendum are substantially the same as the Bonus Formula Addendum for Fiscal Year 2014 filed on May 16, 2013 as Exhibit 10.1 to EA’s Current Report on Form 8-K. For fiscal year 2015, bonus pool funding will be approved, at the discretion of the Committee, based on the following: (i) 20% based on the Company’s performance; and (ii) 80% based on business unit performance and the achievement of measurable business objectives, including, but not limited to, business unit financial and operational performance metrics. Management will then allocate, at its discretion, a percentage of the approved bonus pool funding to each business unit. Bonus award payouts may be awarded to eligible participants as annual bonus awards, payable in or around June 2015. The plan also allows for the payment of mid-year bonus awards, which are awarded at the discretion of management in addition to, or in place of, all or part of a participant’s annual bonus award and paid prior to the end of the fiscal year.

With respect to the Company’s Chief Executive Officer, Andrew Wilson, 60% of his fiscal year 2015 bonus will be determined based upon the achievement of non-GAAP financial performance and digital objectives with the key metrics being: (i) net revenue, (ii) gross profit, (iii) operating expenses, (iv) earnings per share, (v) mobile revenue, (vi) digital revenue, (vii) growth in Nucleus user accounts and (x) growth in monthly active users. The remaining 40% of Mr. Wilson’s bonus will be determined based on the achievement of strategic and operational objectives.

Mr. Wilson’s bonus award payout for fiscal year 2015 will be determined by the Board based upon an overall assessment of the following: (i) his target bonus amount, (ii) the attainment and weighting of financial, digital, strategic and operational performance bonus components, and (iii) the Board’s discretion to increase or decrease the final bonus payment for other factors they deem significant, provided that the bonus award payout may not exceed 200% of Mr. Wilson’s target bonus and no bonus may be paid if the Company’s net income falls below a certain threshold.

The foregoing description of the Addendum does not purport to be complete and is qualified in its entirety by reference to the Addendum, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Executive Chairman Equity Award

On May 30, 2014, upon the recommendation of the Committee and in recognition for his service to the Company as Executive Chairman during fiscal 2014, the Board (with Lawrence Probst abstaining) awarded Mr. Probst a one-time equity award (“Award”) with an aggregate value of $1,532,447 (“Award Value”) in accordance with our 2000 Equity Incentive Plan. The Award shall be granted on June 16, 2014 and will consist of two components: (a) restricted stock units (“RSUs”) with a maximum grant date fair value equal to 50% of the Award Value; and (b) a non-qualified stock option to purchase shares of EA stock (“Options”) with a maximum grant date fair value equal to 50% of the Award Value.

The number of RSUs granted will be calculated by dividing the maximum grant date fair value for the RSUs by the closing price of EA stock on the grant date. The Options will be priced at the close of market on the grant date and the number of Options to be granted will be calculated on the grant date in accordance with EA’s option valuation practices. The RSUs will vest, and the Options will vest and first become exercisable, as to 100% of the underlying shares on the 12-month anniversary of the grant date.

In determining the Award Value, the Board considered: (i) Mr. Probst’s performance as Executive Chairman during fiscal 2014, including his role in the Company’s executive leadership transition, (ii) 150% of Mr. Probst’s fiscal 2014 salary, and (iii) the funding approved by the Committee for the fiscal 2014 Company-wide employee bonus pool based on the Company’s financial performance.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	EA Bonus Plan Fiscal Year 2015 Addendum*

* Management contract or compensatory plan or arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated:	June 4, 2014	By:	/s/ Jacob J. Schatz
Jacob J. Schatz
Senior Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	EA Bonus Plan Fiscal Year 2015 Addendum*

* Management contract or compensatory plan or arrangement